UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BJ’s Wholesale Club, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the definitive proxy statement on Schedule 14A filed with the SEC by BJ’s Wholesale Club, Inc. (the “Company”) on August 3, 2011, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement.

As previously disclosed on pages 7-8 and 72-75 of the definitive proxy statement, we, our directors, Buyer, Transitory Subsidiary, Leonard Green and CVC have been named as defendants in twelve putative class actions filed in the Court of Chancery of the State of Delaware between June 29, 2011 and July 13, 2011. On July 26, 2011, these cases were consolidated into one action captioned In re BJ’s Wholesale Club, Inc. Shareholder Litigation, Consolidated C.A. No. 6623-VCN, and on July 28, 2011 the plaintiffs filed a consolidated complaint. That action, purportedly brought as a class action on behalf of all of our stockholders (other than the defendants), alleges that our directors breached their fiduciary duties in connection with the proposed acquisition by, among other things, failing to fully inform themselves of the Company’s market value, issue complete and accurate disclosures relating to the merger, maximize stockholder value, obtain the best financial and other terms and act in the best interests of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company defendants aided and abetted the directors’ purported breaches. The plaintiffs are seeking injunctive and other equitable relief, including to enjoin us from consummating the merger, damages and fees and costs. The plaintiffs in the Delaware Chancery Court consolidated action have moved for a preliminary injunction and the parties have engaged in expedited discovery. The Court has scheduled a hearing on the plaintiffs’ motion for preliminary injunction for September 2, 2011. In addition, the Company, our directors, Buyer, Transitory Subsidiary, Leonard Green, and CVC have been named as defendants in a putative class action filed in the United States District Court for the District of Massachusetts. In addition to the allegations contained in the consolidated litigation described above, the Massachusetts action alleges that the defendants violated federal securities laws in connection with the filing of the preliminary proxy. The plaintiffs also seek injunctive and other equitable relief, including to enjoin us from consummating the merger and to impose a constructive trust, in addition to fees and costs.

The Company believes that no further disclosure is required to supplement the definitive proxy statement under applicable laws; however, the Company wishes to voluntarily make supplemental disclosures related to the proposed merger requested by plaintiff’s counsel, all of which are set forth below.

The section of the definitive proxy statement entitled “The Merger – Background of the Merger” is hereby restated in its entirely as follows. The text below is also marked to show the changes.

Background of the Merger

As part of their ongoing oversight and management of the Company’s business, our board of directors and management regularly evaluate our business and operations and periodically review and assess strategic alternatives available to enhance value to our stockholders.

On July 1, 2010, Leonard Green filed a Schedule 13D with the SEC disclosing that affiliates of Leonard Green beneficially owned approximately 9.5% of the outstanding Company common stock, and that Leonard Green acquired such securities in the belief that they were undervalued. Leonard Green further disclosed that it intended to contact representatives of the Company to engage in a dialogue regarding potential options for enhancing shareholder value, and that these discussions may include a “going-private” transaction, new financings (potentially through mortgage financings or sale leaseback transactions) or other similar transactions. In the filing, Leonard Green also noted that it looked forward to working with management of the Company in the future.

Later on July 1, 2010, Mr. Jonathan Sokoloff, a Managing Partner of Leonard Green, called Mr. Herbert Zarkin, Chairman of the Board of the Company, to inform him that Leonard Green had filed the Schedule 13D earlier that day. Mr. Sokoloff described Leonard Green’s interest in the Company, as reflected in the Schedule 13D, and indicated that he would like to arrange a meeting between the Company and representatives of Leonard Green.

On July 6, 2010, the board held a meeting. At the meeting, Mr. Zarkin reported on his conversation with Leonard Green. Also in attendance were representatives of Wilmer Cutler Pickering Hale and Dorr LLP, or WilmerHale, outside legal counsel to the Company, who advised the board as to its fiduciary responsibilities. There was also discussion as to the role that an investment bank might play in advising the Company with respect to strategic alternatives.

On July 7, 2010, the Company engaged Greenhill & Co., Inc. as a financial advisor to assist the Company in considering strategic alternatives.

On July 8, 2010, Mr. Sokoloff called Mr. Zarkin and requested an initial meeting between representatives of Leonard Green and members of management of the Company to discuss publicly available information regarding the Company. Mr. Zarkin informed Thomas Shields, the Company’s lead director, who advised Mr. Zarkin to proceed with this initial meeting.

On July 20, 2010, Mr. Zarkin, Laura Sen, the President and Chief Executive Officer of the Company, and Frank Forward, the then Chief Financial Officer of the Company, met with Mr. Sokoloff, Jonathan Seiffer, Michael Solomon and Kristofer Galashan of Leonard Green. Management of the Company gave a presentation to the representatives of Leonard Green regarding the business of the Company and the participants asked follow-up questions. The materials and information provided to Leonard Green at this meeting were the same as those used and provided by the Company at investor conference presentations, and no material non-public information was provided by the Company to the representatives of Leonard Green during this meeting.

On July 20, 2010, the board held a telephonic meeting. At the meeting, Mr. Zarkin reviewed the discussions that had taken place between members of management and representatives of Leonard Green earlier during the day.

On July 29, 2010, Mr. Seiffer called Mr. Zarkin and expressed the view that the Company should commence a process to enhance shareholder value, including a formal process soliciting proposals to acquire the Company by third parties, in which Leonard Green would be interested in participating.

On August 4, 2010, the board held a meeting. At the meeting, the directors reviewed the Company’s five-year plan and possible additional opportunities for future growth. After the review of the plan, representatives of Greenhill and WilmerHale joined the meeting. Mr. Zarkin reviewed the potential interest of Leonard Green in exploring a sale transaction with the Company, as well as the interest of other private equity firms that had approached Mr. Zarkin to discuss potential transactions since the filing of the Schedule 13D by Leonard Green, including one private equity firm, whom we refer to as PE Firm A, that had previously contacted Mr. Zarkin from time to time to inquire about an interest in a potential transaction involving the Company. Representatives of Greenhill discussed potential strategic alternatives that the Company might consider exploring, including continued operation as an independent public company, share repurchases and dividends, sale-leaseback transactions, spinoffs of real estate and a sale of the Company. The directors then met in executive session, with only non-management directors present, and discussed the possibility of establishing a committee of non-management directors in order to address any potential, actual or perceived conflicts of interest that might arise in responding to any acquisition proposal that might be made by Leonard Green. Representatives of WilmerHale reviewed the fiduciary responsibilities of directors in the context of evaluating a potential sale transaction. The board determined that it would continue to act as a full board in responding to Leonard Green and that it would revisit establishing a committee of non-management directors if and as circumstances changed. The directors instructed Mr. Zarkin to contact Leonard Green and seek to determine Leonard Green’s level of interest in participating in a potential sales process of the Company.

On August 4, 2010, Mr. Zarkin called Mr. Sokoloff and inquired about Leonard Green’s level of interest in acquiring the Company.

On August 16, 2010, the board held a telephonic meeting. Joining the meeting were representatives of WilmerHale and Greenhill. Mr. Zarkin reported that he had had no further discussions with representatives of Leonard Green since he had inquired about their level of interest. At the meeting, management updated the board on the results of its second quarter of fiscal 2011, which included a shortfall in earnings per share as compared to the Company’s prior earnings guidance, and also reported that the Company would need to update its guidance for the remainder of the fiscal year on its earning conference call scheduled for August 18, 2010.

On August 17, 2010, Mr. Sokoloff called Mr. Zarkin and indicated that Leonard Green desired to have the board commence a process to enhance shareholder value as soon as possible, including a formal process soliciting proposals to acquire the Company by third parties, and that if a sales process commenced, Leonard Green believed that the Company could realize a price of at least $45 per share.

On August 17, 2010, the board held a telephonic meeting. Mr. Zarkin reported on the conversations with Leonard Green. The board determined that a further meeting should be convened to discuss Leonard Green’s suggestion that the board commence a sales process.

On August 24, 2010, the board held a meeting. Joining the meeting were representatives of Greenhill and WilmerHale. The directors reviewed the different types of processes that might be followed if the board were to determine to explore strategic alternatives for the Company. The Company reviewed a list of potential private equity and strategic buyers, and there was discussion concerning the likely interest and financial capability of such potential buyers. There was also discussion regarding the antitrust risks that would be raised by a combination with certain potential strategic buyers in the Company’s industry. Representatives of WilmerHale reviewed the fiduciary responsibilities of the board. The directors then reviewed the possible advantages of establishing a committee of independent directors to review, evaluate and negotiate the terms of any possible acquisition of the Company. The board determined that it would be advisable to establish such a committee in order to efficiently manage the process of evaluating strategic alternatives available to it and also to address any potential, actual or perceived conflicts of interest that might arise in the future with respect to any particular potential transaction. Accordingly, the board established an independent committee, comprised of Mr. Shields (Chairman), Ms. Christine Cournoyer, Dr. Helen Frame Peters, Mr. Leonard Schlesinger and Mr. Michael Sheehan, and delegated to the independent committee the power and authority to review, evaluate and recommend to the board any potential transaction with Leonard Green or any other strategic alternative that the independent committee believed would enhance the value of the stockholders’ interest in the Company. The board also authorized the independent committee to engage its own advisors, including legal counsel and financial advisors, and determined that it would not recommend any transaction with Leonard Green or any other alternative transaction for approval by the Company’s stockholders without a prior favorable recommendation by the independent committee. The directors comprising the independent committee determined that Mr. Shields, as Chair, should interview and select a law firm as counsel to the independent committee and should interview one or more potential financial advisors to the independent committee.

On August 27, 2010, Mr. Shields selected Potter, Anderson & Corroon LLP as legal counsel to the independent committee.

On September 1, 2010, the independent committee held a telephonic meeting. Joining the meeting were non-management directors, representatives of Potter Anderson and, for a portion, representatives of WilmerHale, Ms. Sen and Mr. Zarkin. At the meeting, the independent committee confirmed the engagement of Potter Anderson. Representatives of Potter Anderson reviewed the fiduciary duties of the directors and the role of the independent committee. The independent directors then discussed the process for engaging a financial advisor to assist the independent committee. The independent committee determined to interview two or three other investment banking firms, in addition to Greenhill, and then make a decision on the appropriate firm, or firms, to retain to assist the independent committee in its evaluation of strategic alternatives and its consideration of whether to engage in a sales process. It was also determined that the independent committee should notify members of management that all communications with Leonard Green should take place subject to the direction of the independent committee and that there should be no discussions between management and Leonard Green with respect to the employment, compensation or equity participation of management in connection with any possible transaction until the independent committee determined that such discussions were appropriate. Mr. Shields subsequently conveyed this message to Mr. Zarkin and Ms. Sen. The Committee also determined that Dr. Danos and Mr. English, as independent members of the board, would be free to attend meetings of the independent committee.

On September 13, 2010, Mr. Zarkin had a conversation with Mr. Sokoloff, during which Mr. Zarkin informed Mr. Sokoloff that the independent committee would respond in due course to Leonard Green’s suggestion that the board commence a formal process soliciting proposals to acquire the Company by third parties.

On September 16, 2010, the independent committee held a telephonic meeting. Joining the meeting were other non-management directors, representatives of Potter Anderson and, at the request of the Committee, for a portion of the meeting, Ms. Sen and Mr. Zarkin. Representatives of Potter Anderson provided an overview of the fiduciary duties of the directors. There was then discussion concerning the potential engagement of a financial advisor and the timing of any such engagement. The independent committee delegated to Messrs. Shields, Schlesinger and Sheehan the responsibility to interview potential financial advisors and, following such interviews, to engage one or more financial advisors for the independent committee.

On September 23, 2010, Mr. Zarkin called Mr. Sokoloff and informed him that the independent committee was making progress in evaluating plans to enhance shareholder value.

From late September through early October, members of the independent committee, with the assistance of their legal advisors, solicited information from potential financial advisors concerning their qualifications and experience. On October 15 and 19, 2010, members of the independent committee interviewed three investment banking firms. During the interview process, the members of the independent committee discussed with each investment banking firm the potential timeline for any sales process and whether it would be advisable to delay the commencement of any sales process until after the holiday shopping season, both to avoid disruptions to the Company’s business and to have the opportunity to present the results of the holiday season to prospective bidders.

On October 26, 2010, Mr. Sokoloff called Mr. Zarkin and expressed Leonard Green’s view that the Company should proceed more quickly in commencing a formal process to solicit proposals to acquire the Company.

On October 28, 2010, the independent committee held a telephonic meeting. Joining the meeting were other management and non-management directors, as well as representatives from Potter Anderson and WilmerHale. Mr. Zarkin provided the directors with an update on his recent discussion with Leonard Green. Mr. Shields provided an update on interviews of various investment bankers. He indicated that those directors who had been delegated the task of interviewing bankers expected to recommend that the Committee engage Morgan Stanley.

On October 29, 2010, Mr. Zarkin called Mr. Sokoloff and informed him that the independent committee anticipated retaining a financial advisor, which would contact Leonard Green after it was retained.

On November 1, 2010, the board held a meeting. There was discussion as to the Company’s five-year planning process and adjustments made to the Company’s assumptions based on the then current economic environment. In particular, it was noted that the Company’s current assumptions were that the macro economy would experience a long, slow recovery, that the Company would continue to grow its square footage at approximately 3% to 4% per year and that significant additional investments would be needed in information technology, repairs and maintenance, and payroll. The board directed management to continue to consider growth initiatives that might improve future operating results.

On November 10, 2010, the independent committee engaged Morgan Stanley as its financial advisor.

On November 12, 2010, the board held a telephonic meeting. Also present were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley described the steps being undertaken by Morgan Stanley to facilitate Morgan Stanley’s review of the Company’s business. It was determined at the meeting that future communications with Leonard Green should proceed through Morgan Stanley.

On November 19, 2010, a representative of Leonard Green and a representative of Morgan Stanley had a telephone conversation in which Morgan Stanley informed Leonard Green that Morgan Stanley had been engaged as financial advisor and was in the process of evaluating the Company’s business. The representatives of Leonard Green stated that Leonard Green remained interested in participating in a formal sales process to acquire the Company, subject to conducting customary business accounting, legal and tax due diligence, and continued to be interested in meeting with the Company to express its views to the board relating to enhancing shareholder value.

On December 2, 2010, the independent committee held a telephonic meeting. Also in attendance, at the invitation of the independent committee, were the other members of the board and representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley discussed the Company’s historical share price performance, an analysis of the Company’s current stockholders, and preliminary valuation ranges based on public market trading benchmarks, a preliminary discounted cash flow analysis, a preliminary hypothetical future stock price analysis, a preliminary leveraged buyout analysis and a preliminary precedent change of control transaction analysis. Morgan Stanley also reviewed various strategic alternatives, including, a recurring or special dividend, leveraged share repurchase, sale-leaseback transaction, acquisitions and sale of the Company. Representatives of Morgan Stanley also reported that no strategic buyers had expressed interest to them with respect to a possible transaction with the Company since Leonard Green had filed its Schedule 13D.

On December 9, 2010, the board held a meeting. At the meeting, management reviewed the Company’s financial results for the third quarter of fiscal 2011, as well as initiatives being undertaken to improve the Company’s sales during the upcoming holiday season. At the conclusion of the meeting, the directors met in executive session, together with representatives of Morgan Stanley, Potter Anderson and WilmerHale, and continued their discussion as to whether to engage in a sales process.

On December 17, 2010, the board held a telephonic meeting. In attendance were representatives of Morgan Stanley, Potter Anderson and WilmerHale. There was continued discussion of the preliminary valuation analyses prepared by Morgan Stanley. The directors also discussed the advisability of meeting with representatives of Leonard Green.

On December 27, 2010, a representative of Morgan Stanley called a representative of Leonard Green to discuss Leonard Green’s request for a meeting with the Company.

On December 27, 2010, the board held a telephonic meeting. In attendance were representatives of Morgan Stanley, Potter Anderson and WilmerHale. After representatives of Morgan Stanley updated the board on their recent discussions with representatives of Leonard Green, the board engaged in a discussion regarding various alternatives that the Company might pursue, including continued operation as an independent public company, potential stock repurchases, commencement of negotiations with representatives of Leonard Green and commencement of a broader sales process. The directors discussed Leonard Green’s request for a meeting and determined that a meeting should be held in early January with representatives of Leonard Green to provide them with an opportunity to share their perspectives on the Company and possible future courses of action.

On January 4, 2011, the board held a telephonic meeting. At the meeting, the board approved certain restructuring measures, including the closing of five club locations, financial impairments of seven clubs and reductions in force at the Company’s home office and distribution centers.

On January 5, 2011, the Company issued a press release announcing its restructuring actions described above.

On January 14, 2011, a meeting was held among Messrs. Sokoloff, Seiffer and Galashan from Leonard Green, a representative of Latham & Watkins LLP, counsel to Leonard Green, Mr. Zarkin, Ms. Sen, Mr. Forward and Mr. Robert Eddy, at that time Senior Vice President of Finance, from the Company, Mr. Shields, on behalf of the independent committee, and representatives of Morgan Stanley and WilmerHale. At the outset of the meeting, Leonard Green indicated that the purpose of the meeting was to discuss the merits of a “going-private” sale transaction and why Leonard Green believed the board should pursue a sale of the Company to enhance shareholder value. Leonard Green stated that it was not making any proposal with respect to an acquisition of the Company or any similar transaction. At the meeting, management responded to questions from Leonard Green regarding the business of the Company, including its recently announced restructuring actions. No material non-public information was provided by the Company to Leonard Green. Representatives of Leonard Green presented an overview of the firm and its prior investments. In response to questions from the board, Leonard Green indicated that if it were to participate in the formal sales process to acquire the Company, it would consider potentially partnering with one or more other equity investors to fund the equity required to acquire the Company, and it would likely seek to retain current management and focus on implementation of management’s business plan. Leonard Green also presented an illustrative financing model that suggested that the Company could incur, and service, significant additional indebtedness in connection with a sale transaction at a hypothetical $48 per share acquisition price. Leonard Green also expressed the view that a publicly-announced sale process would attract significant interest.

On January 17, 2011, the independent committee held a telephonic meeting. In attendance were other non-management directors, representatives of Morgan Stanley, Potter Anderson and WilmerHale and, for a portion, Ms. Sen and Mr. Zarkin. The members of the independent committee discussed the meeting that had taken place on January 14th with representatives of Leonard Green and discussed possible responses to Leonard Green and actions that Leonard Green might take if the Company were to determine not to commence a process to enhance shareholder value. Members of management then left the meeting, and the members of the independent committee, together with other non-management directors, met in executive session to discuss possible responses to Leonard Green. At the conclusion of that discussion, the independent committee determined to recommend to the full board that the board begin a process to explore the possible sale of the Company. It was determined that the independent committee should meet formally prior to the next board meeting and that the board should consider the independent committee’s recommendation at that meeting.

On January 25, 2011, the independent committee held a meeting. Also participating in the meeting were the other directors and, for a portion of the meeting, representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Potter Anderson reviewed the fiduciary duties of the directors. Representatives of Morgan Stanley presented financial analyses of the Company, updated to account for recent market data. The directors reviewed a list of possible financial and strategic buyers. Morgan Stanley noted that no strategic buyers had expressed any interest to date and expressed its view that there was likely to be limited interest on the part of strategic buyers in acquiring the Company. The members of the independent committee discussed the antitrust risks that were likely to arise in the event that certain strategic buyers were to express an interest in acquiring the Company and the advisability of a public disclosure if the board were to determine to commence a process to explore strategic alternatives, including a possible sale of the Company. It was the consensus of the directors that a public disclosure would be advisable because it would serve to attract interest from any potentially interested bidders. In addition, in view of Leonard Green having filed a Schedule 13D with the SEC, the directors concluded that it would be difficult to conduct a sales process that included Leonard Green without making a public disclosure of the process.

On February 1, 2011, at a meeting of the independent committee, the independent committee further discussed the advisability of commencing an exploration of strategic alternatives and, after discussion, adopted a resolution recommending that the board engage in a full review of its strategic alternatives, including the possible sale of the Company.

On February 1, 2011, following the meeting of the independent committee, the board held a meeting. At the meeting, the board adopted a resolution authorizing the Company, through the independent committee, to engage in a full review of strategic alternatives, including the possible sale of the Company.

On February 3, 2011, the Company issued a press release announcing that the board, upon the recommendation of the independent committee, had decided to commence a process to explore strategic alternatives, including a possible sale of the Company, and that the independent committee had engaged Morgan Stanley as its financial advisor to assist with the process.

From February 9 to March 16, 2011, management and representatives of Morgan Stanley worked to prepare a confidential offering memorandum to be sent to prospective bidders.

From February 11 to February 15, 2011, Morgan Stanley received unsolicited emails and telephone calls from a representative of a strategic buyer, whom we refer to as Party A, expressing interest in a potential ~~transaction involving certain assets~~acquisition of the Company.

On February 28, 2011, the independent committee held a telephonic meeting. In attendance were representatives of Potter Anderson. At the meeting, Mr. Shields reported on the expression of interest received by Morgan Stanley with respect to a potential transaction involving certain assets of the Company. The directors discussed the contents of the confidentiality and standstill agreement to be presented to prospective buyers. There was also discussion concerning the content of a letter to be sent by the independent committee to members of senior management confirming that there should be no discussions between any prospective bidder and members of management as to equity compensation, employment arrangements or equity participation until approved by the independent committee and that the independent committee should be informed of all contacts by prospective buyers. Representatives of Potter Anderson reviewed the fiduciary duties of directors in the context of a sales process.

On March 7, 2011, the board held a telephonic meeting. In attendance were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley reviewed the confidential offering memorandum to be circulated to potential participants in the sales process. Morgan Stanley also reviewed a list of private equity firms that had expressed an interest in receiving the confidential materials, and a list of additional private equity firms whose interest Morgan Stanley might solicit. After discussion of the materials and the list of potential buyers, the board determined that Morgan Stanley should solicit interest only from well-capitalized private equity firms that would be able to provide the equity financing necessary to acquire the Company. After reviewing a list of possible strategic buyers, the board also determined that no strategic buyers should be solicited in view of the low likelihood that any of them other than Party A would be interested in pursuing an acquisition of the Company, the fact that the Company’s public announcement of its strategic review process had elicited no indications of interest from strategic buyers other than Party A to acquire the entire Company and the likelihood of antitrust issues with regard to any acquisition of the Company by certain strategic buyers in the Company’s industry, including Party A. For these reasons, and because of the competitively sensitive information included in the confidential offering memorandum, the board determined not to send to any potential strategic buyers, including Party A, any confidential information.

From March 8 to March 10, 2011, Morgan Stanley sent confidentiality and standstill agreements, which we refer to as NDAs, to 23 private equity firms and invited them to review the Company’s confidential offering memorandum after an NDA had been signed.

From March 9 to April 27, 2011, the Company negotiated and signed NDAs with the 13 prospective bidders who were willing to sign NDAs, including an NDA with Leonard Green executed on March 21, 2011 and an NDA with CVC executed on April 1, 2011.

From March 18 to April 27, 2011, Morgan Stanley distributed the confidential offering memorandum and request for preliminary indications of interest to 13 parties.

On March 22, 2011, Leonard Green filed an amendment to its Schedule 13D filing with the SEC disclosing that Leonard Green and the Company entered into an NDA, pursuant to which the Company agreed to provide Leonard Green with certain confidential information concerning the business and properties of Company, and that Leonard Green intended to participate in the sales process to be conducted by the Company, to review the confidential information provided by the Company, and to evaluate a potential acquisition of the Company, or any related transaction.

Following execution of the NDA by Leonard Green, Leonard Green and its accounting, legal and tax advisors conducted extensive due diligence on the Company for approximately three months.

On March 24, 2011, at a meeting of the board, management provided the board with an update on the process to explore strategic alternatives.

From April 12 to April 25, 2011, Morgan Stanley received preliminary expressions of interest in acquiring the Company from three prospective bidders (including one joint bid from two firms that had not agreed to sign a confidentiality and standstill agreement) at prices that ranged from $50 to $54 per share. One of these prospective bidders was Leonard Green, which indicated a preliminary expression of interest in acquiring the Company at a price in the range of $50 to $52 per share. Morgan Stanley also received an expression of interest from ~~a fourth private equity firm~~PE Firm A to undertake a recapitalization of the Company, combined with a special dividend of $20 per share to the Company’s shareholders, and the issuance of shares of the Company’s common stock as consideration for the acquisition by the Company of a portfolio company owned by PE Firm A. PE Firm A indicated that its proposal could have a pre-tax value of approximately $60 to $72 per share for the Company’s shareholders.

In early April the financial advisor to ~~a potential strategic buyer, whom we refer to as~~Party A~~,~~ called Morgan Stanley and communicated that Party A would be sending a letter expressing interest in acquiring the Company. The advisor also said that the President of Party A would be interested in meeting with the Company to discuss Party A’s interest. ~~On~~ Thereafter, on April 8, 2011, Morgan Stanley received a letter from Party A expressing interest in acquiring the Company at a price ranging from $55 to $60 per share. The letter suggested there be a meeting between Party A’s legal counsel and the Company’s legal counsel to exchange views on the potential implications of the antitrust laws on any combination between Party A and the Company.

On April 14, 2011, the board held a meeting. Joining portions of the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. In an effort to keep the board fully informed of the process, Morgan Stanley reviewed with the board the four preliminary indications of interest received from prospective bidders, as well as its discussions with representatives of each of the private equity firms submitting bids. Morgan Stanley also discussed structural issues with the recapitalization/acquisition proposal ~~and~~of PE Firm A and expressed the view that the proposal would create a value for the Company’s stock higher than approximately $42 to $45 per share only in the event that, following the proposed transaction, the Company’s shares traded at a higher EBITDA multiple than the existing multiple or there were meaningful synergies realized as a result of the transaction, or a combination of both. Morgan Stanley also updated the board on the status of discussions with other private equity firms that had signed NDAs but not submitted expressions of interest. Morgan Stanley then reviewed the expression of interest from a potential strategic bidder, Party A. At the request of the board, representatives of WilmerHale presented their preliminary views on the antitrust issues likely to arise from any combination between the Company and Party A, based on the preliminary antitrust analysis undertaken by WilmerHale in the Fall of 2010. The board discussed the antitrust review process, its likely effect on the timing of any transaction, its impact on the certainty of closing any negotiated transaction with Party A and the manner in which the antitrust risks might be addressed in any merger agreement. Specifically, the board discussed provisions in precedent transactions in which buyers had agreed to make whatever divestitures might be required to achieve antitrust clearance or had agreed to significant termination fees if the transaction did not proceed because of antitrust issues. There was also discussion of the potential adverse effects on the Company’s business if competitively sensitive information were shared or if an acquisition by Party A were to be announced but not closed. After discussion, the board determined that WilmerHale should engage in a conversation with Party A’s legal counsel to better understand Party A’s analysis of the antitrust risks, but that such conversation should take place only after putting in place a confidentiality agreement between counsel sufficient to protect the confidentiality of the competitively sensitive information of both parties. The board also authorized WilmerHale to engage an economic consulting firm to assist it in its analysis. The independent committee also determined to arrange a meeting early the following week between the President of Party A and senior management of the Company, with certain members of the independent committee and board to be in attendance, in order to better assess the expression of interest of Party A.

On April 14, 2011, WilmerHale engaged an economic consulting firm to assist in its antitrust analysis. On April 14 and 15, legal counsel to Party A and WilmerHale negotiated and executed a confidentiality agreement.

On April 15, 2011, representatives of WilmerHale and the economic consulting firm engaged by it held a telephonic meeting with legal counsel to Party A and two economic consultants to Party A. The representatives of Party A discussed their assessment of the risks associated with obtaining antitrust approval for any combination between Party A and the Company and responded to questions from WilmerHale and the economic consulting firm engaged by it. From April 15 until April 18, WilmerHale and the economic consulting firm engaged by it continued their analysis of such antitrust risks.

On April 18, 2011, Ms. Sen and Messrs. Zarkin, Shields, English and Schlesinger of the Company met with the President of Party A. At the meeting, the participants discussed, among other things, their high level views as to the competitive overlaps between the two companies. ~~The~~While no specific divestitures were discussed, the President of Party A stated that Party A was not prepared to agree to significant divestitures if necessary to achieve antitrust clearance for a combination of the Company and Party A. There was no negotiation as to price or other terms of a combination between the Company and Party A.

On April 18, 2011, the board held a telephonic meeting. Also participating were Mr. Eddy, now Chief Financial Officer, Mr. Lon Povich, the Company’s General Counsel, and representatives of Morgan Stanley, WilmerHale and Potter Anderson. Representatives of WilmerHale reviewed the competitive overlap of Party A and the Company and discussed their analysis, and that of their economic consulting firm, as to the antitrust risks associated with any combination of the Company and Party A. WilmerHale reviewed the process associated with antitrust approval, including its likely effect on timing and certainty of closing. There was also discussion among the directors as to the potential harm that would be caused to the Company if competitively-sensitive information were shared with Party A or if a combination between the parties were to be announced but not closed. Representatives of

Morgan Stanley reviewed the preliminary indications of interest from the four private equity firms making proposals. There was discussion concerning the price at which the shares of the Company’s common stock might trade if the Company were to announce that it was not going to engage in a strategic transaction at this time, and Morgan Stanley ~~note~~noted that, based on various relative price performance and historical valuation metrics, the unaffected share price range of the Company’s common stock could be approximately $40 to $45 per share. There was also discussion concerning the strategic alternative of a leveraged share repurchase program, and representatives of Morgan Stanley noted that a leveraged share repurchase program involving $450 million in fiscal 2012 and $100 million in fiscal 2013 and fiscal 2014 could result in a present value of future stock price of between approximately $44 and $47 per share.

On April 18, 2011, following the meeting of the board, the independent committee held a meeting. Joining the meeting were non-management directors and representatives of Potter Anderson. The directors discussed the preliminary indications of interest from the private equity firms, as well as the alternative of a leveraged share repurchase program. The directors determined that further analysis and discussion would be needed before making any final determination as to whether to pursue negotiations with the private equity firms that had participated in the initial round of bidding or to pursue a leveraged share repurchase program. The directors also discussed the expression of interest by Party A and the associated antitrust risks. After discussion of the antitrust and business risks, including the advice of counsel regarding the antitrust risks, the directors determined that it would not be in the best interests of the Company and its stockholders to pursue the expression of interest by Party A.

On April 20, 2011, the independent committee held a telephonic meeting. Joining the meeting were non-management directors, as well as representatives of Morgan Stanley and Potter Anderson. The purpose of the meeting was to allow members of the independent committee to consider whether it was in the best interest of stockholders to continue to further pursue the initial expressions of interest received from private equity firms or to pursue a leveraged share repurchase program. The members of the independent committee discussed possible strategic growth initiatives for the Company, but concluded that, since those initiatives were still preliminary, it would be appropriate to consider them further at a later date. The directors then discussed with representatives of Morgan Stanley the process to be followed for soliciting a second round of proposals from the private equity firms that had submitted initial expressions of interest. The directors determined that any private equity firms that desired to partner with another firm to make a further proposal should enter into a revised NDA specifically authorizing such a partnership. There was further discussion concerning the expression of interest from Party A, and the independent committee reaffirmed its position that it did not believe that pursuing a possible transaction with Party A was in the best interests of the Company and its stockholders in view of the significant antitrust and business risks. After consideration of the alternatives, the independent committee directed representatives of Morgan Stanley to commence a second round of bidding with the private equity firms that had expressed an interest in the Company and to contact representatives of Party A to communicate the Company’s determination not to pursue further a possible transaction between Party A and the Company.

On April 21, 2011, Morgan Stanley contacted the three private equity firms that had submitted all-cash expressions of interest and discussed the process for a second round of bidding. In addition, Morgan Stanley responded to ~~the fourth private equity firm~~PE Firm A that had proposed a recapitalization/acquisition transaction and requested that it submit an all-cash proposal. On April 25, 2011, ~~such private equity firm~~PE Firm A submitted an expression of interest to acquire the Company for a cash price within the range of $50 to $53 per share.

At or around the time that Morgan Stanley contacted Leonard Green to discuss the process for a second round of bidding, a representative of Leonard Green asked a representative of Morgan Stanley whether the price range of $50 to $52 per share that had been provided in Leonard Green’s preliminary expression of interest was within the range that the board would consider for a proposed transaction. Leonard Green made this inquiry to ascertain whether to devote the considerable time, effort and expense necessary to arrange financing, complete due diligence and prepare documentation associated with submitting a definitive bid. Morgan Stanley’s representative informed Leonard Green’s representative that, while there could be no assurances, the fact that the board had invited Leonard Green into the second round of the bidding process would suggest that the per-share price range stated in Leonard Green’s preliminary expression of interest was within the per-share price range that the board would consider at that time for a proposed transaction.

In late April a representative of Morgan Stanley called the financial advisor to Party A and informed them that, based on the significant antitrust and business risks, the independent committee had determined not to pursue the possible sale of the Company to Party A.

On April 28, 2011, Morgan Stanley invited the four private equity bidders, including PE Firm A, to attend management presentations.

On April 29, 2011, the Company provided the four private equity bidders with access to an electronic data room containing business, legal and financial information concerning the Company.

From May 3 to May 11, 2011, members of management, together with representatives of Morgan Stanley, made presentations concerning the Company’s business to representatives of the four private equity bidders, and responded to questions and requests for additional information from such firms.

Between July 1, 2010 and March 21, 2011, several private equity firms, including CVC, had contacted Leonard Green to communicate interest in potentially working with Leonard Green to pursue a potential acquisition of the Company, if such an opportunity ever arose. In response to these communications, Leonard Green indicated that it would contact these firms if it had any such interest in the future. On the weekend of May 7-8, 2011, Leonard Green inquired of CVC whether CVC remained interested in working with Leonard Green to pursue a potential acquisition of the Company, and CVC confirmed its potential interest. On May 8, 2011, Leonard Green asked Morgan Stanley for approval, in the event that Leonard Green were to submit a final acquisition proposal, to submit a joint acquisition proposal with CVC, which had previously signed an NDA but not submitted an expression of interest, in the bidding process. Morgan Stanley approved this arrangement on May 9, 2011 after a discussion with Mr. Shields, where it was determined that this arrangement was in the Company’s best interests.

On May 12 and May 13, 2011, two of the private equity bidders notified Morgan Stanley that they were no longer interested in pursuing an acquisition of the Company.

Throughout the period from May 11 to June 28, 2011, representatives of the Company continued to respond to requests for information from ~~the remaining private equity bidders~~CVC, Leonard Green and PE Firm A.

On May 17, 2011, a telephonic meeting of the board was held. Also present were Mr. Eddy and Mr. Povich and representatives of Morgan Stanley. The directors reviewed the status of the outstanding bids and the next steps and timeline for the process.

On May 26, 2011, the board held a meeting. Joining the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley updated the board on the status of the sale process, including the status of the due diligence reviews of the private equity firms that remained potential bidders for the Company. At the meeting, Ms. Sen presented possible strategic growth initiatives, including contiguous and remote geographic expansion, new retail formats and acquisitions, which might be considered to enhance the Company’s long-term growth. The directors discussed the possible upside benefits and downside risks of such initiatives and concluded that there was at this time too much uncertainty associated with the identified possible growth initiatives to revise the Company’s five-year plan to reflect these initiatives.

On May 26, 2011, following the meeting of the board, the independent committee held a meeting. Joining the meeting were non-management directors, as well as representatives of Morgan Stanley, Potter Anderson and WilmerHale. The directors discussed the ongoing due diligence process by the private equity bidders, particularly insofar as it related to the bidders’ access to highly sensitive business information, and the directors determined that, subject to reasonable precautions to protect the most sensitive information, all requested information should be provided to the private equity bidders.

On May 27, 2011, Morgan Stanley sent final bid invitation letters to Leonard Green/CVC and ~~the other remaining private equity bidder~~PE Firm A.

On June 3, 2011, Morgan Stanley sent to Leonard Green/CVC and ~~the one other remaining private equity bidder~~PE Firm A a draft merger agreement prepared by WilmerHale.

On June 8, 2011, ~~the other remaining private equity bidder~~PE Firm A indicated to Morgan Stanley that it was unlikely to submit a bid to acquire the Company.

On June 16, 2011, Morgan Stanley received a final proposal from Leonard Green/CVC to acquire the Company for $50 per share in an all cash transaction. The Leonard Green/CVC proposal did not contain the receipt of financing as a condition of closing and included the debt commitment letter and equity commitment letters pursuant to which Leonard Green/CVC would secure the funds necessary to consummate the acquisition of the Company. In addition, the proposal contained a detailed and extensive mark-up of the draft merger agreement indicating their position on certain key terms, including provisions relating to termination rights, interim operating covenants, representations and warranties, specific performance rights and termination fees, including a Company termination fee and a reverse termination fee, each in the amount of $125,000,000, and an expense reimbursement for Buyer of up to $10,000,000 (not creditable toward the Company termination fee). In addition, the final proposal noted that Leonard Green/CVC planned to retain all existing management and employees of the Company and to establish a stock option-based equity incentive program that would represent a 5% fully-diluted common equity ownership position at closing.

On June 17, 2011, Leonard Green filed an amendment to its Schedule 13D filing with the SEC disclosing that Leonard Green and CVC had submitted a joint proposal to acquire the Company.

On June 20, 2011, the board held a meeting during which representatives of Morgan Stanley reviewed the principal terms of the Leonard Green/CVC proposal of $50.00 per share, including the terms of its committed financing. It was determined that the full board should meet, rather than the independent committee alone, so that all directors could be informed of the Leonard Green/CVC offer. Joining the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley reviewed the principal terms of the Leonard Green/CVC proposal of $50.00 per share, including the terms of its committed financing. Representatives of Morgan Stanley noted that representatives of Leonard Green had indicated to them that their current proposal was at the low end of their initial expression of interest primarily due to their assessment, after diligence, of the risks associated with the future growth of the Company and the significant amount of information technology, or IT, investment required to upgrade the Company’s current systems. Morgan Stanley also reviewed its financial analyses previously provided to the board, updated to reflect current market data. Representatives of WilmerHale reviewed the key issues presented by Leonard Green/CVC’s mark-up of the merger agreement, including provisions relating to the ability of the Company, post-signing, to respond to superior proposals and the amounts of the termination fees payable by each party under certain circumstances. At this point, the board meeting adjourned, Mr. Zarkin and Ms. Sen left the meeting and the independent committee, with non-management directors present, held a meeting of the independent committee to discuss how to respond to Leonard Green/CVC’s offer. After discussion, it was the consensus of the independent committee that Morgan Stanley should communicate to Leonard Green/CVC that $50.00 was insufficient and that all directors would support an acquisition at a price of $55.00 per share.

On June 22, 2011, a representative of Morgan Stanley called representatives of Leonard Green and CVC and conveyed the independent committee’s $55.00 per share proposal.

On June 23, 2011, the board held a telephonic meeting. Joining the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley reported that Leonard Green and CVC had not reacted favorably to the independent committee’s proposal.

Later on June 23, 2011, representatives of Leonard Green and CVC called a representative of Morgan Stanley and increased their offer to $50.75 per share.

On June 24, 2011, independent committee held a meeting. Joining in the meeting were non-management and management directors, and, for a portion of the meeting, representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley provided an update regarding discussions with Leonard Green and CVC and reported that they had increased their proposal to buy the Company from $50.00 to $50.75 per share. There was discussion among the directors as to the sufficiency of the $50.75 per share offer. The members of the independent committee, joined by the other non-management directors, then met in executive session. The non-

management directors discussed with representatives of Morgan Stanley the financial analyses previously prepared by Morgan Stanley. It was the consensus of the independent committee that the Company should seek to obtain an increased price from Leonard Green and CVC. After further discussion, the independent committee instructed representatives of Morgan Stanley to reject the offer of $50.75 and propose a price of $52.50 per share.

On June 24, 2011, representatives of Morgan Stanley called representatives of Leonard Green and CVC and communicated the determination of the independent committee to reject the $50.75 per share offer and proposed a price of $52.50 per share.

Later on June 24, 2011, representatives of Leonard Green and CVC called Morgan Stanley and stated that they would increase their offer to $51.25 per share. They also stated this was their “best and final” offer.

Subsequently on June 24, 2011, the independent committee held a telephonic meeting. Joining the meeting were other non-management and management directors and representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley reviewed the increase in price offered by Leonard Green/CVC, and, after discussion, the independent committee authorized Morgan Stanley to communicate to Leonard Green/CVC that the $51.25 price per share would be acceptable in principle, subject to satisfactory negotiation of a definitive merger agreement.

From June 24 to June 28, 2011, representatives of WilmerHale and Latham & Watkins negotiated the terms of the definitive merger agreement, including the terms relating to the ability of the Company to respond to superior proposals and the amounts of the termination fees payable by each party under certain circumstances. During these negotiations, it was agreed that the reverse termination fee would be $175,000,000, the Company termination fee would be $80,000,000 and that Buyer would be entitled to expense reimbursement of up to $7,500,000 (and such expense reimbursement would be credited against the Company termination fee). They also negotiated the terms of a related company stockholders agreement, debt and equity financing commitments and guarantee.

On June 27, 2011, upon authorization from the independent committee, representatives of Leonard Green and CVC had a dinner meeting with Ms. Sen and Mr. Eddy of the Company, together with a representative of Morgan Stanley, to discuss generally the expected roles of management following the closing. The representatives of Leonard Green and CVC communicated to Ms. Sen and Mr. Eddy that upon the closing of the merger they were prepared to create an equity incentive plan at Buyer, intended to replace the Company’s existing restricted stock plan for management and other employees, consisting of stock options representing a 5% fully-diluted common equity ownership position at closing, and they would offer management as a group the opportunity to roll-over ~~a portion~~$10 million of their equity in the Company into equity of Buyer or to invest directly in the equity of Buyer~~. No specific proposals were made to management, and there~~ on the same terms and price as the equity investment by Buyer. The representatives of Leonard Green and CVC presented their preliminary thoughts that the stock options would have an exercise price equal to the price paid by Buyer for its equity investment, with 60% of such options time vesting over five years, 20% of such options vesting based on the financial performance of the Company post-closing and the remaining 20% of such options cliff-vesting based on the return obtained by Buyer on its equity investment. There was no negotiation or agreement with respect to any of these matters.

On June 28, 2011, the independent committee held a telephonic meeting. Joining the meeting were other non-management and management directors, and representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of WilmerHale summarized the principal terms and conditions of the definitive merger agreement between the Company and Buyer, as well as the equity commitment letters, debt commitment letter and guarantee furnished by Leonard Green and CVC. Representatives of Potter Anderson then reviewed the directors’ fiduciary duties in connection with the sale of the Company. Representatives of Morgan Stanley then reviewed Morgan Stanley’s financial analyses of the proposed transaction, which are described under “The Merger — Opinion of Morgan Stanley & Co. LLC” below, and delivered Morgan Stanley’s oral opinion that, as of the date of the opinion, and based upon and subject to the various customary assumptions and limitations to be set forth in the written opinion, that the $51.25 per share merger consideration to be paid in cash to the holders of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Morgan Stanley subsequently delivered its written opinion, dated June 28, 2011, confirming its oral opinion. The full text of the written opinion of Morgan Stanley, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Annex B.

The independent committee then resolved, by unanimous vote, to recommend to the board that the board determine that the merger is in the best interest of the Company and its stockholders, approve the merger agreement and the merger, recommend that the stockholders vote their shares of Company common stock in favor of adoption of the merger agreement and direct that the merger agreement be submitted to the stockholders for their adoption at a stockholders meeting.

Following the meeting of the independent committee, at a meeting of the full board, the board resolved, by unanimous vote, on the recommendation of the independent committee, that the merger is in the best interests of the Company and its stockholders and the board approved the merger agreement and the merger and the other transactions contemplated thereby. The board also recommended that the stockholders adopt the merger agreement and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders.

On June 28, 2011, the Company, Buyer and Transitory Subsidiary executed and delivered the merger agreement, Leonard Green and CVC executed and delivered the equity commitment letters and guarantee, and the commitment parties executed and delivered the debt commitment letter.

In the morning on June 29, 2011, the parties issued a joint press release announcing the merger.

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The section of the definitive proxy statement entitled “The Merger – Financial Forecasts” is hereby supplemented by adding the following information:

Financial Forecasts

Net sales as set forth on page 53 of the definitive proxy statement dated August 3, 2011 included merchandise sales of $10,402 million, $11,137 million, $11,972 million, $12,856 million and $13,791 million, and gasoline sales of $1,226 million, $1,345 million, $1,464 million, $1,591 million and $1,705 million, for Fiscal Years 2012, 2013, 2014, 2015 and 2016, respectively. EBITDA as set forth on page 53 of the definitive proxy statement dated August 3, 2011 included stock based compensation expense of $18.5 million, $18.3 million, $18.5 million, $19.4 million and $20.5 million for Fiscal Years 2012, 2013, 2014, 2015 and 2016, respectively.

Cautionary Statement Concerning Forward-Looking Information

This document and the definitive proxy statement contain a number of “forward-looking statements,” including all statements relating directly or indirectly to the timing or likelihood of completing the merger, financing sources, planned capital expenditures, planned club openings, expected provision for income taxes, litigation, lease obligations in connection with closed BJ’s and ProFoods clubs, and other information with respect to our plans and strategies. Any such statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “intends,” “anticipates,” “plans,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q. In addition, any forward-looking statements represent our estimates only as of the date they were made and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. In addition to other factors and matters contained in or incorporated by reference herein and in the definitive proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	Buyer’s failure to obtain the necessary equity and debt financing or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger due to the failure to obtain the Company stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the possibility that alternative takeover proposals will or will not be made;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;

•	the possible adverse effect on our business and the price of the Company common stock if the merger is not consummated in a timely manner or at all;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Additional Information and Where to Find It

In connection with the proposed acquisition of the Company by Buyer, the Company has filed the definitive proxy statement with the SEC. Investors and security holders may obtain free copies of the definitive proxy statement at the SEC’s web site, http://www.sec.gov. In addition, investors and security holders may obtain free copies of the definitive proxy statement and other relevant materials from the Company by contacting Cathy Maloney, Vice President, Investor Relations, at (774)-512-6650.

Investors and security holders are urged to read all relevant documents filed with the SEC, including the definitive proxy statement, because they contain important information about the proposed transaction.